Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
SECOND AMENDMENT TO THE
ETF FUND ADMINISTRATION SERVICING AGREEMENT
THIS SECOND AMENDMENT (this “Amendment”) to the ETF Fund Administration Servicing Agreement, dated as of August 29, 2022, as amended (the “Agreement”), is made and entered into by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS
    WHEREAS, the parties have entered into an Agreement; and
WHEREAS, the parties desire to amend Exhibit A of the Agreement to add FundX Global Equity ETF and FundX Future Fund Opportunities ETF; and
WHEREAS, the parties desire to amend the fee schedule, which becomes effective as of February 22, 2024; and
WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties and authorized or approved by the Board of Trustees.
    NOW, THEREFORE, the parties agree as follows:
Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

FUNDX INVESTMENT TRUST        U.S. BANCORP FUND SERVICES, LLC

By: ___/s/ Jeffrey Smith______________    By: ____/s/ Gregory Farley______________
Name: Jeffrey Smith________________    Name: _Gregory Farley________________
Title: _President___________________    Title: __Sr. Vice President______________
Date: _5/30/2024___________________    Date: __May 31, 2024__________________

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Exhibit A
to the
Fund Administration Servicing Agreement
Fund Names
Separate Series of Fund X Investment Trust
Name of Series
FundX ETF
FundX Aggressive ETF
FundX Conservative ETF
FundX Flexible ETF
FundX Global Equity ETF
FundX Future Fund Opportunities ETF

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Exhibit B

Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal - In support of external legal counsel
$ ____ per project for one fund conversion
$ ____ for two simultaneously (a single 485A and a single N-14)
$ ____ for two funds in separate N-14s (but still registered in the same 485A)

NOTE: All external legal costs related to the registration and the reorganization of the fund are not included in the above fee and are an additional cost. This is a non-refundable fee. Fees are billed ____% following the selection of U.S. Bank and ____% ____ days after the preliminary registration statement is filed with the SEC filings.
Additional Regulatory Administration Services
■Subsequent new fund launch - $____ per Fund or as negotiated.
■Drafting SEC exemptive order application for required relief, as negotiated
■Does not include outside counsel review
Ongoing annual regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
■$ ____ for first three funds in same statutory prospectus
■$ ____ for each additional active or inactive fund in the same statutory prospectus
■Does not include outside counsel review

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
■Postage, if necessary, Federal and state regulatory filing fees, expenses from Board of Trustee meetings, third party auditing and legal expenses, EDGAR/iXBRL filing and all other miscellaneous expenses

Fund startup and registration fees are billed ____% following the selection of U.S. Bank and ____% ____ days after the preliminary registration statement is filed with the SEC. Extraordinary services negotiated based upon specific requirements.

Extraordinary services – negotiated based upon specific requirements
■Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, exemptive applications

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Fund Administration & Portfolio Administration Services Fee Schedule

Combined Fund Administration/Fund Accounting/Transfer Agent Annual Fee Based Upon Average Net Assets per Fund* The following reflects the greater of the basis point fee or annual minimum where FundX Investment Group, LLC (“Adviser”) acts as investment adviser to the fund(s) in FundX Investment Trust (the “Trust”)
*Basis points
____ on the first $____
____ on the next $____
____ on the next $____
____ on the balance
*Minimum Annual Fee of $____ per Fund Calculated at Fund Complex Level or 4 Funds Total

*Subject to annual CPI increase-All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

■Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM. Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the initial three-year period. Following the initial three-year period, this fee schedule will automatically renew (unless otherwise amended or terminated) for successive three-year periods and should this service agreement with U.S. Bank be terminated prior to the end of such a three-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of such three-year period.
Services Included in Annual Fee per Fund
Advisor Information Source - On-line access to portfolio management and compliance information.
Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.
Core Tax Services - See Additional Services Fee Schedule
Third Party Administrative Data Charges (descriptive data for each security)
$____ per security per month for fund administrative data
SEC Modernization Requirements
■$____ per year, per Fund - Form N-PORT
■$____ per year, per Fund - Form N-CEN

Expense Processing and Quarterly Budgeting Services – Non-Unitary Fee ETFs
Fund Administration payment of fund expenses and quarterly budgeting on behalf of ETFs not utilizing a unitary fee structure:
■$____ per year, per Fund
Chief Compliance Officer Support Fee
■N/A
Miscellaneous Expenses
Additional Services and/or Miscellaneous Expenses for Transfer Agent Services:

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Project fee estimate - $____ Project fee is contingent on the following conditions, and costs resulting from changes to such conditions will be the responsibility of the Adviser: •    Both Funds converting at the same time- if they convert separately, the 6 Project fee estimate will apply to each separate event •    Once work commences, the funds will cease accepting direct shareholder account applications. •    The current funds shall have a single class of shares at both the time work on the reorganization commences and at the time of the reorganization. •    FundX acknowledges and agrees that the services specified on this estimate constitute Additional Services and/or Miscellaneous Expenses under the Transfer Agent Servicing Agreement dated 9/1/2019 between FundX and U.S. Bank Global Fund Services (the “TA Agreement”). •    All such services shall be provided in accordance with the terms and conditions of the TA Agreement. FundX agrees to pay all fees and costs specified on this estimate as and when billed in accordance with the TA Agreement. Transfer Agent Fees for legacy mutual fund shareholder accounts •    $____ annual fee while any accounts are still open •    $____ per open account
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, liquidity classifications, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).
Additional Services
Additional services not included herein shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.
Additional Services Fee Schedule
■$____ per sub-account per year - Tax Free Transfer In-Kind Cost Basis Tracking*
Daily Compliance Services (if required)
■$____ per fund per year - Base fee
■$____ per fund group - Setup
Section 18 Compliance Testing
■$____ set up fee per fund complex
■$____ per fund per month
Section 15(c) Reporting
■$____ per fund per standard reporting package*
■Additional 15c reporting is subject to additional charges
■Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting
●Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
●Performance reporting package: Peer Comparison Report Additional 15c
Equity & Fixed Income Attribution Reporting
■Fees are dependent upon portfolio makeup, services required, and benchmark requirements.
Fees for Special Situation:

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
■Fee will be accessed.
Rule 2a-5 Reporting (valuation reporting and support):
■$____ per fund
Customized delivery of data:
■TBD
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
■$____ per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
■$____ per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
■$____ per additional return - State tax returns - (First two included in core services)
Tax Reporting - MLP C-Corporations
Federal Tax Returns
■$____ - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
■Prepare Federal and State extensions (If Applicable) - Included in the return fees
■$____ Per estimate -Prepare provision estimates
State Tax Returns
■$____ per fund - State tax notice consultative support and resolution
■$____ per state return - Prepare state income tax returns for funds and blocker entities

●$____ per state return - Sign state income tax returns
●Assist in filing state income tax returns - Included with preparation of returns
Electronic Board Book Portal
■U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL.
■Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
■Features password-protected, encrypted servers with automatic failover.
■Training and ongoing system support.
■Accessible from your smart phone or iPad.
■Allows multiple users to access materials concurrently.
■Searchable archive.
■Ability to make personal comments.
Annual Fee per Trust
■$____ - 0 - 10 users
■$____ - 10 - 20 users
■$____ - 20 - 30 users
■$____ - 30 - 40 users

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
Diligent Boardbooks
■Online portal to access board book documents. Each user will receive both online and offline capability access
■Minimum fee (includes 1 board, 1 committee and 12 users)
■12 users may consist of any combination of Board Members/ Executives and Administrators
Accessing Entities and Individuals
$____/$____ - Installation Fee/Annual Fee - Affiliate Package
$____/$____ - Installation Fee/Annual Fee - Additional Boards
$____/$____ - Installation Fee/Annual Fee - Additional Committees/Meeting Groups
$____/$____ - Installation Fee/Annual Fee - Additional Online & Offline Users (Board Members/Execs)
$____/$____ - Installation Fee/Annual Fee - Online and Offline Users (Administrative)